Exhibit 99.1
PRESS RELEASE

BRISTOW GROUP REPORTS
FIRST QUARTER 2023 RESULTS

Houston, Texas
May 3, 2023
•Total revenues of $302.0 million for the quarter ended March 31, 2023 compared to $313.6 million for the quarter ended December 31, 2022
•Net loss of $1.5 million, or $0.05 per diluted share, for the quarter ended March 31, 2023 compared to net loss of $7.0 million, or $0.25 per diluted share, for the quarter ended December 31, 2022
•EBITDA adjusted to exclude special items, asset dispositions and foreign exchange losses was $28.9 million for the quarter ended March 31, 2023 compared to $36.3 million for the quarter ended December 31, 2022
•As of March 31, 2023, unrestricted cash balance was $198.4 million, with total liquidity of $274.9 million

FOR IMMEDIATE RELEASE — Bristow Group Inc. (NYSE: VTOL) today reported net loss attributable to the Company of $1.5 million, or $0.05 per diluted share, for its quarter ended March 31, 2023 (the “Current Quarter”) on operating revenues of $292.9 million compared to net loss attributable to the Company of $7.0 million, or $0.25 per diluted share, for the quarter ended December 31, 2022 (the “Preceding Quarter”) on operating revenues of $304.3 million.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $21.1 million in the Current Quarter compared to $19.7 million in the Preceding Quarter. EBITDA adjusted to exclude special items, gains or losses on asset dispositions and foreign exchange losses was $28.9 million in the Current Quarter compared to $36.3 million in the Preceding Quarter. The following table provides a reconciliation of net loss to EBITDA, Adjusted EBITDA and Adjusted EBITDA excluding gains or losses on asset dispositions and foreign exchange losses (in thousands, unaudited). See “Non-GAAP Financial Measures” for further information on the use of non-GAAP financial measures used herein.

	Three Months Ended,
	March 31, 2023	December 31, 2022
Net loss	$(1,525)	$(6,931)
Depreciation and amortization expense	17,445	17,000
Interest expense, net	10,264	10,457
Income tax benefit	(5,094)	(853)
EBITDA	$21,090	$19,673
Special items:
PBH amortization	3,803	3,700
Merger and integration costs	439	335
Reorganization items, net	44	21
Other special items(1)	2,700	1,627
	$6,986	$5,683
Adjusted EBITDA	$28,076	$25,356
(Gains) losses on disposal of assets	(3,256)	1,747
Foreign exchange losses	4,103	9,243
Adjusted EBITDA excluding asset dispositions and foreign exchange	$28,923	$36,346
(1) Other special items include professional services fees that are not related to continuing business operations and other nonrecurring costs.

“Consistent with our previously issued financial guidance and commentary, the first quarter was expected to represent the Company’s softest financial results due to typical seasonality as well as the transition of aircraft between the end of a contract at year-end 2022 and the commencement of newly awarded contracts over the course of 2023,” said Chris Bradshaw, President and CEO of Bristow Group. “Actual first quarter results were higher than management’s estimates, and we are pleased to affirm Bristow’s full year 2023 financial guidance. The fundamentals for Bristow’s business are improving significantly, and the EBITDA run rate at year-end is expected to be significantly higher than the first half of the year, setting up positively for stronger financial results in 2024.”
Sequential Quarter Results
Operating revenues in the Current Quarter were $11.4 million lower compared to the Preceding Quarter. Operating revenues from offshore energy services were $17.0 million lower primarily due to lower seasonal utilization, the end of a contract in Guyana and lower lease payments received from Cougar, partially offset by higher revenues in the Africa region due to increased rates. Operating revenues from government services were $5.3 million higher in the Current Quarter primarily due to the full quarter impact of the Netherlands and Dutch Caribbean contracts and higher revenues in U.K. SAR due to the strengthening of the British pound sterling (“GBP”) relative to the U.S. dollar (“USD”). Operating revenues from fixed wing services were $0.9 million higher in the Current Quarter primarily due to a benefit on expired tickets and a retrospective billing adjustment, partially offset by lower seasonal utilization. Operating revenues from other services were $0.6 million lower in the Current Quarter primarily due to lower dry-lease revenues.
Operating expenses were $8.0 million lower in the Current Quarter primarily due to lower repairs and maintenance costs, fuel expenses and leased-in equipment costs, partially offset by higher training, personnel and other operating costs.
General and administrative expenses were $5.0 million higher primarily due to nonrecurring professional services fees, severance costs and tax expenses of $3.2 million in the Current Quarter and the absence of one-time benefits recognized in the Preceding Quarter of $1.3 million related to insurance rebates and non-cash compensation adjustments. Adjusted for these unusual items, general and administrative expenses would have been $0.4 million higher in the Current Quarter.
During the Current Quarter, the Company sold or otherwise disposed of three helicopters and other assets, resulting in a net gain of $3.3 million. During the Preceding Quarter, the Company sold or otherwise disposed of four helicopters and other assets, resulting in a net loss of $1.7 million.
Other expense, net of $3.4 million in the Current Quarter primarily resulted from foreign exchange losses of $4.1 million, partially offset by a favorable interest adjustment to the Company’s pension liability. Other expense, net of $7.7 million in the Preceding Quarter primarily resulted from foreign exchange losses of $9.2 million, partially offset by a favorable interest adjustment to the Company’s pension liability.
Income tax benefit was $4.2 million higher in the Current Quarter primarily due to the earnings mix of the Company’s global operations.

2023 Outlook - Affirmed
Please read the paragraph entitled "Forward Looking Statements Disclosure" below for further discussion regarding the risks and uncertainties as well as other important information regarding Bristow’s guidance. The following guidance also contains the non-GAAP financial measure of Adjusted EBITDA. Please read the section entitled “Non-GAAP Financial Measures” for further information.
Select financial targets for the calendar year commencing January 1, 2023 and ending December 31, 2023 (“2023”) are as follows:

2023E (in USD, millions)
Operating revenues:
Offshore energy services	$755 - $830
Government services	$340 - $355
Fixed wing services	$95 - $110
Other services	$10 - $15
Total operating revenues	$1,200 - $1,310

Adjusted EBITDA(1), excluding asset dispositions and foreign exchange losses (gains)	$150 - $170

Cash interest	~$40
Cash taxes	$20 - $25
Maintenance capital expenditures	$20 - $25
____________________
(1) The primary foreign currency exposure for the Company is the GBP/USD exchange rate. Each £0.01 movement in the GBP/USD exchange rate would impact 2023E Adjusted EBITDA by +/- ~$1.5 million.
Outlook by Line of Service
Offshore Energy Services:
We believe the offshore energy market has entered a multi-year growth cycle. Given our sector’s late cycle exposure and the lag effect involving new projects, this should become evident in our financial results in 2023. The guidance above will be weighted to the second half of 2023. A tighter equipment market, constrained global labor force and inflationary cost pressures should drive meaningful rate increases.
Europe region:
Norway’s run rate contribution will be larger in the last quarter of 2023 compared to the first nine months, upon commencement of a previously announced four-year SAR contract, which is expected to start in September 2023. A crowded competitive landscape will continue to be a challenge in our U.K. offshore energy business. A stronger USD relative to the GBP and NOK would adversely impact financial results in this region.
Americas region:
An expected increase in customer activity and the commencement of previously awarded contracts are expected to drive increased utilization in the U.S. Gulf of Mexico and Brazil. Guyana revenues declined due to the end of a customer contract at year-end 2022.
Africa region:
Increased market activity and the return of a significant customer contract continue to drive better results in Nigeria.

Government Services:
The full year impact of operations in the Falkland Islands, the Netherlands and the Dutch Caribbean will benefit financial results in 2023, as well as the U.K. SAR rate increase which took effect in the beginning of 2023. A stronger USD relative to the GBP would adversely impact financial results.
Fixed wing and other services:
We believe the financial performance of this business will be stronger in 2023 compared to 2022. We are seeing continued growth from charter revenues, expected to continue through 2023. Pilot shortages in Australia will remain a challenge.
Liquidity and Capital Allocation
As of March 31, 2023, the Company had $198.4 million of unrestricted cash and $76.5 million of remaining availability under its amended asset-based revolving credit facility (the “ABL Facility”) for total liquidity of $274.9 million. Borrowings under the amended ABL Facility are subject to certain conditions and requirements.
In January 2023, the Company entered into two thirteen-year secured equipment financings with National Westminster Bank Plc (“NatWest”) for aggregate proceeds of $169.5 million. The net proceeds from the financings were used to refinance the indebtedness of the Lombard Debt and will be used to provide additional financing to support the Company’s obligations under its SAR contracts in the U.K. The credit facilities have thirteen-year terms with repayment due in quarterly installments which commenced on March 31, 2023. The credit facilities bear interest at a rate equal to the Sterling Overnight Index Average (“SONIA”) plus 2.75% per annum. Bristow's obligations under the NatWest Debt are secured by ten SAR helicopters.
In the Current Quarter, purchases of property and equipment were $31.5 million, of which 3.0 million were maintenance capital expenditures, and cash proceeds from dispositions of property and equipment were $23.4 million. In the Preceding Quarter, purchases of property and equipment were $31.5 million, of which $1.9 million were maintenance capital expenditures, and cash proceeds from dispositions of property and equipment were $1.3 million. See Adjusted Free Cash Flow Reconciliation for a reconciliation of Adjusted Free Cash Flow.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Thursday, May 4, 2023, to review the results for the first quarter ended March 31, 2023. The conference call can be accessed using the following link:
Link to Access Earnings Call: https://www.veracast.com/webcasts/bristow/webcasts/VTOL1Q23.cfm
Replay
A replay will be available through May 26, 2023 by using the link above. A replay will also be available on the Company’s website at www.bristowgroup.com shortly after the call and will be accessible through May 26, 2023. The accompanying investor presentation will be available on May 4, 2023, on Bristow’s website at www.bristowgroup.com.
For additional information concerning Bristow, contact Jennifer Whalen at InvestorRelations@bristowgroup.com, (713) 369-4636 or visit Bristow Group’s website at https://ir.bristowgroup.com/.
About Bristow Group
Bristow Group Inc. is the leading global provider of innovative and sustainable vertical flight solutions. Bristow primarily provides aviation services to a broad base of offshore energy companies and government entities. The Company’s aviation services include personnel transportation, search and rescue (“SAR”), medevac, fixed wing transportation, unmanned systems, and ad-hoc helicopter services.
Bristow currently has customers in Australia, Brazil, Canada, Chile, the Dutch Caribbean, the Falkland Islands, Guyana, India, Mexico, the Netherlands, Nigeria, Norway, Spain, Suriname, Trinidad, the U.K. and the U.S.

Forward-Looking Statements Disclosure
This press release contains “forward-looking statements.” Forward-looking statements represent Bristow Group Inc.’s (the “Company”) current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “project,” or “continue,” or other similar words and, for the avoidance of doubt, include all statements herein regarding the Company’s financial targets for Calendar Year 2023 and operational outlook. These statements are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, reflect management’s current views with respect to future events and therefore are subject to significant risks and uncertainties, both known and unknown. The Company’s actual results may vary materially from those anticipated in forward-looking statements. The Company cautions investors not to place undue reliance on any forward-looking statements. Forward-looking statements (including the Company’s financial targets for Calendar Year 2023 and operational outlook) speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based that occur after the date hereof, except as may be required by applicable law.

Risks that may affect forward-looking statements include, but are not necessarily limited to, those relating to: public health crises, such as pandemics (including COVID-19) and epidemics, and any related government policies and actions; any failure to effectively manage, and receive anticipated returns from, acquisitions, divestitures, investments, joint ventures and other portfolio actions; our inability to execute our business strategy for diversification efforts related to, government services, offshore wind, and advanced air mobility; our reliance on a limited number of customers and the reduction of our customer base as a result of consolidation and/or the energy transition; the possibility that we may be unable to maintain compliance with covenants in our financing agreements; global and regional changes in the demand, supply, prices or other market conditions affecting oil and gas, including changes resulting from a public health crisis or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries (OPEC) and other producing countries; fluctuations in the demand for our services; the possibility that we may impair our long-lived assets and other assets, including inventory, property and equipment and investments in unconsolidated affiliates; the possibility of significant changes in foreign exchange rates and controls; potential effects of increased competition and the introduction of alternative modes of transportation and solutions; the possibility that we may be unable to re-deploy our aircraft to regions with greater demand; the possibility of changes in tax and other laws and regulations and policies, including, without limitation, actions of the governments that impact oil and gas operations or favor renewable energy projects; the possibility that we may be unable to dispose of older aircraft through sales into the aftermarket; general economic conditions, including the capital and credit markets; the possibility that portions of our fleet may be grounded for extended periods of time or indefinitely (including due to severe weather events); the existence of operating risks inherent in our business, including the possibility of declining safety performance; the possibility of political instability, war or acts of terrorism in any of the countries where we operate; the possibility that reductions in spending on aviation services by governmental agencies could lead to modifications of our search and rescue (“SAR”) contract terms with governments, our contracts with the Bureau of Safety and Environmental Enforcement (“BSEE”) or delays in receiving payments under such contracts; the effectiveness of our environmental, social and governance initiatives; the impact of supply chain disruptions and inflation and our ability to recoup rising costs in the rates we charge to our customers; and our reliance on a limited number of helicopter manufacturers and suppliers.

If one or more of the foregoing risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. We have included important factors in the section entitled “Risk Factors” in the Company’s Transition Report on Form 10-KT for the year ended December 31, 2022 (the “Transition Report”) which we believe over time, could cause our actual results, performance or achievements to differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. You should consider all risks and uncertainties disclosed in the Annual Report and in our filings with the United States Securities and Exchange Commission (the “SEC”), all of which are accessible on the SEC’s website at www.sec.gov.

BRISTOW GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except per share amounts)
	Three Months Ended		Favorable/ (Unfavorable)
	March 31, 2023	December 31, 2022

Revenues:
Operating revenues	$292,931	$304,341	$(11,410)
Reimbursable revenues	9,091	9,221	(130)
Total revenues	302,022	313,562	(11,540)

Costs and expenses:
Operating expenses	226,724	234,767	8,043
Reimbursable expenses	8,991	9,219	228
General and administrative expenses	46,730	41,736	(4,994)
Merger and integration costs	439	335	(104)
Depreciation and amortization expense	17,445	17,000	(445)
Total costs and expenses	300,329	303,057	2,728

Gain (loss) on disposal of assets	3,256	(1,747)	5,003
Earnings from unconsolidated affiliates	1,037	716	321
Operating income	5,986	9,474	(3,488)

Interest income	1,129	950	179
Interest expense, net	(10,264)	(10,457)	193
Reorganization items, net	(44)	(21)	(23)
Other, net	(3,426)	(7,730)	4,304
Total other income (expense), net	(12,605)	(17,258)	4,653
Loss before income taxes	(6,619)	(7,784)	1,165
Income tax benefit	5,094	853	4,241
Net loss	(1,525)	(6,931)	5,406
Net loss (income) attributable to noncontrolling interests	3	(46)	49
Net loss attributable to Bristow Group Inc.	$(1,522)	$(6,977)	$5,455

Basic losses per common share	$(0.05)	$(0.25)
Diluted losses per common share	$(0.05)	$(0.25)

Weighted average common shares outstanding, basic	27,983	27,973
Weighted average common shares outstanding, diluted	27,983	27,973

EBITDA	$21,090	$19,673	$1,417
Adjusted EBITDA	$28,076	$25,356	$2,720
Adjusted EBITDA excluding asset dispositions and foreign exchange	$28,923	$36,346	$(7,423)

BRISTOW GROUP INC. OPERATING REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Three Months Ended
	March 31, 2023	December 31, 2022
Offshore energy services:
Europe	$85,291	$87,321
Americas	70,982	87,164
Africa	25,356	24,120
Total offshore energy services	$181,629	$198,605
Government services	82,334	77,013
Fixed wing services	25,919	25,065
Other	3,049	3,658
	$292,931	$304,341

FLIGHT HOURS BY LINE OF SERVICE (unaudited)

	Three Months Ended
	March 31, 2023	December 31, 2022
Offshore energy services:
Europe	10,298	10,658
Americas	8,129	9,218
Africa	2,905	3,292
Total offshore energy services	21,332	23,168
Government services	3,944	4,659
Fixed wing services	2,533	2,826
	27,809	30,653

BRISTOW GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in thousands)
	March 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$200,543	$163,683
Accounts receivable, net	208,559	215,131
Inventories	86,376	81,886
Prepaid expenses and other current assets	29,873	32,425
Total current assets	525,351	493,125
Property and equipment, net	905,415	915,251
Investment in unconsolidated affiliates	17,000	17,000
Right-of-use assets	301,676	240,977
Other assets	149,073	145,648
Total assets	$1,898,515	$1,812,001

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$75,212	$89,610
Accrued liabilities	186,351	184,324
Short-term borrowings and current maturities of long-term debt	12,849	11,656
Total current liabilities	274,412	285,590
Long-term debt, less current maturities	538,150	499,765
Deferred taxes	39,234	48,633
Long-term operating lease liabilities	228,318	165,955
Deferred credits and other liabilities	19,934	25,119
Total liabilities	1,100,048	1,025,062

Stockholders’ equity:
Common stock	306	306
Additional paid-in capital	712,630	709,319
Retained earnings	223,226	224,748
Treasury stock, at cost	(63,394)	(63,009)
Accumulated other comprehensive loss	(73,930)	(84,057)
Total Bristow Group Inc. stockholders’ equity	798,838	787,307
Noncontrolling interests	(371)	(368)
Total stockholders’ equity	798,467	786,939
Total liabilities stockholders’ equity	$1,898,515	$1,812,001

Non-GAAP Financial Measures
The Company’s management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of its business. Each of these measures, as well as Free Cash Flow and Adjusted Free Cash Flow, each as detailed below, have limitations, and are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in the Company's financial statements prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”) (including the notes), included in the Company's filings with the SEC and posted on the Company's website. EBITDA is defined as Earnings before Interest expense, Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain special items that occurred during the reported period, as noted below. The Company includes EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of its operating performance. Management believes that the use of EBITDA and Adjusted EBITDA is meaningful to investors because it provides information with respect to the Company's ability to meet its future debt service, capital expenditures and working capital requirements and the financial performance of the Company's assets without regard to financing methods, capital structure or historical cost basis. Neither EBITDA nor Adjusted EBITDA is a recognized term under GAAP. Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
There are two main ways in which foreign currency fluctuations impact Bristow’s reported financials. The first is primarily non-cash foreign exchange gains (losses) that are reported in the Other Income line on the Income Statement. These are related to the revaluation of balance sheet items, typically do not impact cash flows, and thus are excluded in the Adjusted EBITDA presentation. The second is through impacts to certain revenue and expense items, which impact the Company’s cash flows. The primary exposure is the GBP/USD exchange rate.
The Company is unable to provide a reconciliation of forecasted Adjusted EBITDA for 2023 included in this release to projected net income (GAAP) for the same period because components of the calculation are inherently unpredictable. The inability to forecast certain components of the calculation would significantly affect the accuracy of the reconciliation. Additionally, the Company does not provide guidance on the items used to reconcile projected Adjusted EBITDA due to the uncertainty regarding timing and estimates of such items. Therefore, the Company does not present a reconciliation of forecasted Adjusted EBITDA to net income (GAAP) for 2023.
The following tables provide a reconciliation of net income (loss), the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands, unaudited).

	Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	LTM
Net income (loss)	$(1,525)	$(6,931)	$16,501	$4,015	$12,060
Depreciation and amortization expense	17,445	17,000	16,051	16,536	67,032
Interest expense, net	10,264	10,457	10,008	10,242	40,971
Income tax expense (benefit)	(5,094)	(853)	116	8,231	2,400
EBITDA	$21,090	$19,673	$42,676	$39,024	$122,463
Special items (1)	6,986	5,683	4,797	9,986	27,452
Adjusted EBITDA	$28,076	$25,356	$47,473	$49,010	$149,915
(Gains) losses on disposals of assets, net	(3,256)	1,747	(3,368)	2,101	(2,776)
Foreign exchange (gains) losses	4,103	9,243	(10,199)	(13,984)	(10,837)
Adjusted EBITDA excluding asset dispositions and foreign exchange	$28,923	$36,346	$33,906	$37,127	$136,302

(1) Special items include the following:

	Three Months Ended
(1) Special items include the following:	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	LTM
Loss on impairment	$—	$—	$—	$5,187	$5,187
PBH amortization	3,803	3,700	3,238	3,291	14,032
Merger and integration costs	439	335	291	368	1,433
Reorganization items, net	44	21	29	49	143
Other special items (2)	2,700	1,627	1,239	1,091	6,657
	$6,986	$5,683	$4,797	$9,986	$27,452
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(2) Other special items include professional services fees that are not related to continuing business operations and other nonrecurring costs.

Reconciliation of Free Cash Flow and Adjusted Free Cash Flow
Free Cash Flow represents the Company’s net cash provided by operating activities less maintenance capital expenditures. In prior periods, the Company’s Free Cash Flow was calculated as net cash provided by (used in) operating activities plus proceeds from disposition of property and equipment less purchases of property and equipment. Management believes that the change in the Company’s free cash flow calculation, as presented herein, better represents the Company’s cash flow available for discretionary purposes, including growth capital expenditures. Adjusted Free Cash Flow is Free Cash Flow adjusted to exclude costs paid in relation to a PBH maintenance agreement buy-in, reorganization items, costs associated with recent mergers, acquisitions and ongoing integration efforts, as well as other special items which include nonrecurring professional services fees and other nonrecurring costs or costs that are not related to continuing business operations. Management believes that Free Cash Flow and Adjusted Free Cash Flow are meaningful to investors because they provide information with respect to the Company’s ability to generate cash from the business. The GAAP measure most directly comparable to Free Cash Flow and Adjusted Free Cash Flow is net cash provided by operating activities. Since neither Free Cash Flow nor Adjusted Free Cash Flow is a recognized term under GAAP, they should not be used as an indicator of, or an alternative to, net cash provided by operating activities. Investors should note numerous methods may exist for calculating a company's free cash flow. As a result, the method used by management to calculate Free Cash Flow and Adjusted Free Cash Flow may differ from the methods used by other companies to calculate their free cash flow. As such, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to Free Cash Flow and Adjusted Free Cash Flow (in thousands, unaudited).

	Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	LTM
Net cash provided by (used in) operating activities	$6,615	$(18,484)	$(17,570)	$22,750	$(6,689)
Less: Maintenance capital expenditures	(2,952)	(1,911)	(4,481)	(1,185)	(10,529)
Free Cash Flow	$3,663	$(20,395)	$(22,051)	$21,565	$(17,218)
Plus: PBH buy-in costs	—	24,179	31,236	—	55,415
Plus: Restructuring costs	—	—	—	1,479	1,479
Plus: Merger and integration costs	571	275	255	277	1,378
Plus: Reorganization items, net	20	28	51	42	141
Plus: Other special items	1,509	1,877	1,033	2,966	7,385
Adjusted Free Cash Flow	$5,763	$5,964	$10,524	$26,329	$48,580
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(1)  Other special items include professional services fees that are not related to continuing business operations and other nonrecurring costs

BRISTOW GROUP INC. FLEET COUNT (unaudited)

	Number of Aircraft
Type	Owned Aircraft	Leased Aircraft	Total Aircraft	Max Pass. Capacity	Average Age (years)(1)
Heavy Helicopters:
S92	38	30	68	19	13
AW189	17	4	21	16	7
S61	2	1	3	19	52
	57	35	92
Medium Helicopters:
AW139	49	4	53	12	12
S76 D/C++/C+	20	—	20	12	12
AS365	1	—	1	12	33
	70	4	74
Light—Twin Engine Helicopters:
AW109	4	—	4	7	16
EC135	9	1	10	6	13
	13	1	14
Light—Single Engine Helicopters:
AS350	15	—	15	4	24
AW119	13	—	13	7	16
	28	—	28

Total Helicopters	168	40	208		14
Fixed Wing	9	5	14
Unmanned Aerial Systems (“UAS”)	4	—	4
Total Fleet	181	45	226
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(1)Reflects the average age of helicopters that are owned.

The chart below presents the number of aircraft in our fleet and their distribution among the regions in which we operate as of March 31, 2023 and the percentage of operating revenue that each of our regions provided during the Current Quarter (unaudited).

	Percentage of Current Quarter Operating Revenue
						Fixed Wing	UAS
		Heavy	Medium	Light Twin	Light Single			Total
Europe	57%	62	8	—	3	1	4	78
Americas	26%	26	49	11	25	—	—	111
Africa	10%	4	15	3	—	2	—	24
Asia Pacific	7%	—	2	—	—	11	—	13
Total	100%	92	74	14	28	14	4	226